Exhibit (d)(1)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 28, 2011 by and between Guggenheim Investment Management LLC (“GIM”) and Transparent Value Trust (the “Trust”).

WHEREAS, GIM AND the Trust have entered into an Investment Advisory Agreement (the “Agreement”) dated March 15, 2010;

WHEREAS, the Board of Trustees of the Trust approved on November 11, 2010, four (4) new series under the Trust; and

WHEREAS, in light of the foregoing, GIM and the Trust wish to modify the provisions of the Agreement to reflect revised Schedule A.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A will be replaced in its entirety with the attached Schedule A .

2.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, THIS Amendment has been executed by a duly authorized representative of each the parties hereto as of the date of this Amendment first set forth above.

GUGGENHEIM INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen D. Sautel
Name:	Stephen D. Sautel
Title:	Senior Managing Director

TRANSPARENT VALUE TRUST

By:	/s/ Armen Arus
Name:	Armen Arus
Title:	President

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated January 28, 2011 between

TRANSPARENT VALUE TRUST

and

GUGGENHEIM INVESTMENT MANAGEMENT, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Rate

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Growth Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Value Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Large-Cap Core Index Fund	0.95%

Transparent Value Dow Jones RBP U.S. Dividend Index Fund	0.95%